Exhibit 99.1

FOR IMMEDIATE RELEASE

Liquidity Services, Inc. Announces Appointment of Leoncio Casusol as

Chief Information Officer

WASHINGTON, D.C. Feb. 4, 2013 — Liquidity Services, Inc. (NASDAQ: LQDT), which provides leading corporations, public sector agencies, and buying customers the world’s most transparent, innovative, and effective online marketplaces and integrated services for surplus assets, is pleased to announce the appointment of Leoncio Casusol as Chief Information Officer (CIO) for Liquidity Services. Mr. Casusol will serve as a member of the Company’s executive leadership team and will report to Bill Angrick, Chairman and CEO of Liquidity Services.

As the Company’s top technology executive, Mr. Casusol will be responsible for partnering with the Company’s business and functional leaders to improve and optimize the Company’s technology platforms, operations and services in support of customer satisfaction and long term growth.

“As our new CIO, Leo will play an integral role in Liquidity Services’ development and future growth as we capitalize on the vast opportunities to drive innovation in the reverse supply chain with our e-commerce platform and unique global service offering,” said Bill Angrick. “Leo’s strong background in designing and operating high-scale global technology platforms, mentoring and developing technology teams and driving operational efficiencies and client value will strengthen our business and market leadership position.”

Prior to joining Liquidity Services, Mr. Casusol was CIO of Terremark, a Verizon company that provides advanced IT infrastructure and managed services to global  enterprise and government clients, where he was responsible for the implementation of business technology, new products and strategies to drive operational efficiencies and improved growth. Before that, he spent seven years at Quadrem, an Ariba Company, helping establish and grow one of the first and largest B2B e-commerce marketplaces in the mining industry supporting over $20 billion of annual transaction volume globally.

“Liquidity Services is a world-class company that is transforming the way leading organizations manage their capital assets and inventory,” said Casusol. “I’m looking forward to helping scale and grow the company’s leading online marketplaces, operations and service offering to capture the tremendous long term potential of our target market.”

Mr. Casusol holds a bachelor’s degree in Systems Engineering from Santa Maria Catholic University of Arequipa and a Masters in Economics and Management from San Agustin University of Arequipa.

About Liquidity Services, Inc.

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $3.5 billion of surplus, returned and end-of-life assets in over 500 product categories, including consumer goods, capital assets and industrial equipment. The company is based in Washington, D.C. and has approximately 1,300 employees. Additional information can be found at: http://www.liquidityservicesinc.com.

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